Exhibit 10.4

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (this “Agreement”), dated October 31, 2017 (the “Effective Date”), is entered into by and between Shore United Bank., a commercial bank organized under the laws of Maryland (the “Bank”), and Edward Allen (the “Executive”).

WHEREAS, the Bank is the wholly-owned subsidiary of Shore Bancshares, Inc., a corporation organized under the laws of Maryland (the “Corporation”);

WHEREAS, the Executive is employed by the Bank as Chief Financial Officer;

WHEREAS, the Corporation and the Bank desire to be ensured of the Executive’s continued active participation in the business of the Bank; and

WHEREAS, in order to induce the Executive to remain in the employ of the Bank and in consideration of the Executive’s agreeing to remain in the employ of the Bank, the parties desire to specify the change in control payment which shall be due to Executive in the event that the Executive’s employment with the Bank is terminated in the specified circumstances covered by this Agreement;

NOW THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Bank agree as follows:

1.           Term.

(a)          The Bank agrees to employ the Executive as an at-will employee, and the Executive agrees to be employed by the Bank as an at-will employee, subject to the terms and conditions of this Agreement.

(b)          The initial term of this Agreement shall be for 12 months commencing on the Effective Date (the “Initial Term”). Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of 12 months each (each such renewal term, together with the Initial Term, a “Term”) without further action by the parties, unless either party shall have served written notice on the other party at least 60 days prior to the commencement of a new Term of such party’s decision not to renew this Agreement. At least 120 days prior to the commencement of a new Term, the Board of Directors of the Bank (“Board”) or a committee thereof will conduct a comprehensive performance evaluation and review of Executive to determine whether to give notice of non-renewal as provided herein. The evaluation and review shall be documented in the minutes of the Board or the committee thereof. For purposes of clarity, in the event the Board decides not to renew this Agreement and provides proper notice as set forth above, the Executive shall remain an at-will employee of the Bank following the termination of this Agreement unless the Executive’s employment is sooner terminated.

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(c)          While employed by the Bank, the Executive shall (i) perform such services for the Bank as may be consistent with the Executive’s title and such services which are from time to time assigned to the Executive by the Bank’s President and (ii) devote the Executive’s entire business time, attention, skill and energy exclusively to the business of the Bank. While employed by the Bank, the Executive shall not engage or prepare to engage in any other business activity, whether or not such business activity is pursued for gain, profit or other economic or financial advantage; provided, however, that the Executive may engage in appropriate civic, charitable or religious activities and devote a reasonable amount of time to private investments or boards or other activities provided that such activities do not interfere or conflict with the Executive’s responsibilities.

2.           Change in Control Payment.

(a)          If within 12 months after any Change in Control (as hereinafter defined) of the Corporation or the Bank, the Executive’s employment with the Bank is terminated by the Bank without Cause (as hereinafter defined) or Executive terminates his employment for Good Reason (as hereinafter defined), the Executive shall be paid an amount equal to 1.50 times the Executive’s “base amount” as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations promulgated thereunder. Subject to Section 2(h), said sum shall be paid to the Executive in one lump sum on the 60th day following the Executive’s termination, provided that the Executive has executed and submitted a release of claims and the statutory period during which Executive is entitled to revoke the release of claims has expired on or before that 60th day. In addition, all unexercised or unvested equity awards, or portions thereof, held by the Executive as of the date of termination shall vest or terminate and be exercisable in accordance with their terms. The termination of the Executive’s employment hereunder shall not impair any rights of the Executive under any employee benefit or fringe benefit plans that have vested as of the date of termination, which said rights shall be administered after termination of employment in accordance with the terms of such plans.

(b)          Cause. For purposes of this Agreement, the term “Cause” means: (i) the Executive’s “Disability” (as hereinafter defined); (ii) an action or failure to act by the Executive constituting fraud, misappropriation or damage to the property or business of the Corporation or the Bank; (iii) conduct by Executive that amounts to fraud, personal dishonesty or breach of fiduciary duty; (iv) Executive’s conviction (from which no appeal may be, or is, timely taken) of a felony or willful violation of any law, rule or regulation (other than traffic violations or similar offenses); (v) the Executive’s breach of any of his obligations hereunder; (vi) the unauthorized use, misappropriation or disclosure by the Executive of any Confidential Information (as hereinafter defined) of the Corporation or the Bank or of any confidential information of any other party to whom the Executive owes an obligation of nondisclosure as a result of his relationship with the Corporation and the Bank; (vii) the willful violation of any final cease and desist or consent order; (viii) a knowing violation by Executive of federal and state banking laws or regulations which is likely to have a material adverse effect on the Corporation or the Bank, as determined by the Board; (ix) the determination by the Board, in the exercise of its reasonable judgment and in good faith, that Executive’s job performance is substantially unsatisfactory and that he has failed to cure such performance within a reasonable period (but in no event more than thirty (30) days) after written notice specifying in reasonable detail the nature of the unsatisfactory performance; (x) Executive’s material breach of any of the Corporation’s or the Bank’s written policies; or (xi) the issuance of any order by the Maryland Commissioner of Financial Regulation, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, or any other supervisory agency with jurisdiction over the Corporation or the Bank permanently prohibiting the continued service of the Executive with the Bank. No act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Corporation and the Bank. Any act or failure to act that is based upon authority given pursuant to a resolution duly adopted by the Board, or upon the advice of legal counsel for the Corporation and the Bank, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interest of the Corporation and the Bank.

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(c)          Disability. For purposes of this Agreement, the term “Disability” shall have the meaning given to such term in the long-term disability policy available to Executives of the Corporation and the Bank, as amended or replaced from time to time.

(d)          Change in Control. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

(i)          any one person, or more than one person acting as a group, acquires ownership of securities of the Bank or of the Corporation that, together with securities held by such person or group, constitutes more than 50 percent (50%) of the total fair market value or total voting power of the securities of the Bank or of the Corporation, as the case may be;

(ii)         either (A) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of securities of the Bank or of the Corporation possessing 35 percent (35%) or more of the total voting power of the securities of the Bank or of the Corporation, as the case may be; or (B) a majority of members of the Board of the Bank or of the Board of Directors of the Corporation is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of the Bank or of the Board of Directors of the Corporation, as the case may be, prior to the date of the appointment or election; or

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(iii)        any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank or from the Corporation that have a total gross fair market value equal to or more than 40 percent (40%) of the total gross fair market value of all of the assets of the Bank or of the Corporation, as the case may be, immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Bank or of the Corporation, as the case may be, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Notwithstanding the foregoing, the acquisition of ownership or control of voting stock of the Bank or of the Corporation, individually or collectively, by the Corporation or one of its affiliates or any benefit plan sponsored by the Corporation or any of its affiliates shall not constitute a Change in Control.

(e)          Good Reason. For purposes of this Agreement, the term “Good Reason” shall mean termination by the Executive within 12 months following a Change in Control based on:

(i)          Without the Executive’s express written consent, a material adverse change made by the Bank which would reduce the Executive’s functions, duties or responsibilities as Chief Financial Officer of the Bank.

(ii)         Without the Executive’s express written consent, a 5% or greater reduction by the Bank in the Executive’s Base Salary as the same may be increased from time to time; or

(iii)        Without the Executive’s express written consent, the Bank requires the Executive to be based at a location more than 50 miles from Easton, Maryland (which requirement shall be deemed to be a material change in the geographic location at which the Executive must perform services for the Bank), except for required travel on business of the Bank to an extent substantially consistent with the Executive’s present business travel obligations.

Good Reason shall, for all purposes under this Agreement, be construed and administered in manner consistent with the definition of “good reason” under Treasury Regulation §1.409A-1(n).

(f)          Full Compensation. The payments made pursuant to this Section 2 shall be considered full compensation in payment for all claims under this Agreement, and the Executive shall not be entitled to any other compensation.

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(g)          Deduction for Amounts Due Bank. Upon termination of the Executive’s employment with the Bank, subject to any restrictions imposed by applicable law, the Bank shall have the right to deduct from the amount due the Executive any amounts which the Executive owes the Bank. Such right shall apply only to debts that were incurred in the ordinary course of the employment relationship and in no event shall the Bank have the right to deduct an amount in excess of $5,000 in any year from any payment that would be considered deferred compensation under Section 409A of the Code. In no event shall the Bank have the discretion to deduct any amount pursuant to this Section 2(g) to the extent such deduction would be considered a prohibited acceleration under Section 409A of the Code. Any offset under this Section 2(g) shall comply with Section 1.409A – 2(j)(4)(xiii) of the Treasury Regulations.

(h)          Compliance with Section 409A of the Code. This Agreement is intended to comply with Section 409A of the Code and its corresponding regulations, or an exemption, and payments may only be made in a manner permitted by Section 409A of the Code, to the extent applicable. Severance benefits under the Agreement are intended to be exempt from Section 409A to the maximum extent possible under the "separation pay exception, the “short-term deferral exception,” or another exception under Section 409A of the Code. For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the calendar year of a payment. If a payment obligation under this Agreement arises on account of the termination of Executive’s employment hereunder while the Executive is a “specified employee” (as defined under Section 409A of the Code, and determined in good faith by the Bank), any payment of “deferred compensation” (as defined in Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such termination of employment shall be paid, with interest, in a lump sum, within 15 days after the end of the six-month period beginning on the date of such termination or, if earlier, within 15 days after the appointment of the personal representative or executor of the Executive’s estate following his death.

3.           Non-Solicitation.

(a)          Restrictive Covenants. During the Executive’s employment with the Bank and for 12 months after the Executive ceases, for any reason, to be an employee of the Bank, the Executive shall not, directly or indirectly, as owner, partner, director, officer, employee, agent, consultant, advisor, contractor or otherwise, whether for consideration or without consideration, for the benefit of any individual, group, corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein (a “Person”) other than for the Corporation and/or any of its affiliates (the “Employer Group”), take any of the following actions:

(i)          solicit any Business Relation (as hereinafter defined) to purchase, or sell or otherwise provide to any Business Relation, any products or services which are comparable to, or which are intended to substitute for, products or services offered by the Corporation and/or any of its affiliates (the “Non-Compete Group”) during the Executive’s employment with the Bank;

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(ii)         employ, engage or solicit for employment or for engagement as an independent contractor or consultant, any Person who was employed by, or any Person who was engaged as an independent contractor by, any member of the Non-Compete Group during the preceding 24 months;

(iii)        employ, engage or solicit for employment any employee of the Corporation or the Bank, whether or not such employee is a full-time employee or a temporary employee of the Corporation or the Bank and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will; or

(iv)        encourage any Person to reduce its business with any member of the Non-Compete Group or to reduce its employment with or provision of services to any member of the Non-Compete Group.

Provided, however, that nothing in this Section 3(a) shall be deemed to prevent or limit the right of the Executive to own up to a five percent (5%) interest in the securities of a Person that are registered under Section 12 of the Securities Exchange Act of 1934, as amended.

(b)          Business Relation Defined. For purposes of this Agreement, the term “Business Relation” means any Person who, at any time during the Executive’s employment with the Bank, was a Person (i) that is or was a customer of any member of the Non-Compete Group, (ii) that had entered into any contract or other arrangement with any member of the Non-Compete Group for the provision of services or the sale of products, (iii) to whom any member of the Non-Compete Group furnished or planned to furnish a proposal for the performance of services or the sale of products, or (iv) with whom any member of the Non-Compete Group entered or agreed to enter into any other business relationship such as a joint venture, collaborative agreement, joint development agreement, teaming arrangement or agreement, or similar arrangement or understanding for the provision of services or sale of products.

4.           Confidential Information.

(a)          Covenant. The Executive acknowledges that his relationship with the Corporation and the Bank shall of necessity provide him with specialized knowledge concerning the Employer Group, which, if used for the benefit of others or disclosed to others, could cause serious harm to the Employer Group. Accordingly, the Executive covenants that he shall not at any time, directly or indirectly, use, appropriate or disclose to others, or permit the use of or appropriation by or disclosure to others of, any Confidential Information (as hereinafter defined) except as expressly provided herein.

(b)          Permitted Use. While employed with the Bank, the Executive may use Confidential Information only for the purpose that is necessary to the carrying out of the Executive’s duties as set forth herein or assigned to him by the Bank, and the Executive may not make use of any Confidential Information after he is no longer an employee of the Bank.

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(c)          Confidential Information Defined. For purposes of this Agreement, the term “Confidential Information” means all information of any member of the Employer Group, whether oral, written, computerized, digitized or otherwise, regarding the business of the Employer Group, including, without limitation, information regarding the Employer Group’s customers, referral sources, insurance carriers, sales and marketing information, costs, prices, earnings, business plans, financial information and forecasts, contracts, business arrangements, methods of operation, business strategies, prospects, and Intellectual Property (as hereinafter defined), whether or not such information is deemed “trade secrets” under applicable law. Confidential Information does not include information that (i) becomes generally available to the public other than as a result of disclosure by the Executive in violation of this Agreement, (ii) was available to the public on a non-confidential basis from a source other than the Employer Group, (iii) is made available to a third party on a non-confidential basis by the Employer Group, (iv) was already known to the Executive at the time of disclosure by the Employer Group, or (v) is required to be disclosed by legal process or applicable law.

5.          Intellectual Property. The Executive agrees that any and all information, reports, other documents and other works (whether in an electronic format or otherwise) created by the Executive for or on behalf of the Corporation and the Bank during the Executive’s service with the Bank, whether or not developed on the Bank’s premises or equipment or during the Bank’s normal business hours (the “Intellectual Property”), are and shall remain works made for hire and the sole and exclusive property of the Corporation and the Bank. To the extent that such Intellectual Property is not considered work made for hire, the Executive hereby assigns to the Bank (or its nominee) any and all interest that the Executive may now or in the future have in the Intellectual Property. Upon request by the Bank, the Executive shall execute and deliver to the Bank any document or instrument that may be necessary to secure or perfect the Bank’s title to or interest in any Intellectual Property so assigned.

6.           Return of Property. The Executive agrees that upon termination of his employment with the Bank, he will:

(a)          promptly return to the Bank all Confidential Information, all Intellectual Property, and all other property of the Bank, including but not limited to all correspondence, manuals, notebooks, lists of customers and suppliers, computer programs, disks and any documents, materials or property, whether written or stored on computerized medium, and all copies in his possession or control;

(b)          not take any action to preserve or regain access to such information through any means, including but not limited to access to the Bank’s facilities or through a computer or other digital or electronic means; and

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(c)          promptly pay all amounts due, owing or otherwise payable by him to the Bank.

The Executive expressly authorizes the Bank to withhold any amounts payable to him, including for compensation, reimbursement and otherwise, until he has complied with this Section 6, subject to the terms of Section 2(g).

7.           No Disparaging Statements. During the Executive’s employment with the Bank and for 12 months after the Executive ceases to be an employee of the Bank, the Executive will not make any statements or comments of a disparaging nature to third parties regarding any member of the Employer Group or its officers, directors, personnel or products.

8.           Executive’s Representations and Warranties.

(a)          No Prior Agreements. The Executive represents and warrants that he is not a party to or otherwise subject to or bound by the terms of any contract, agreement or understanding which in any manner would limit or otherwise affect his ability to perform his obligations hereunder, including without limitation any contract, agreement or understanding containing terms and provisions similar in any manner to those contained in Sections 3, 4, 5 or 7 of this Agreement.

(b)          Confidential Information of Others. The Executive represents, warrants and covenants that he will not disclose to the Bank, or otherwise use in the course of his service with the Bank, any confidential information which he is restricted from disclosing or using pursuant to any other agreement or duty to any other person.

9.           Remedies.

(a)          Arbitration of Disputes. If a dispute arises with respect to the enforcement or interpretation of any provision of this Agreement (other than a dispute to be resolved under Section 9(b)), then the parties hereto agree to submit the dispute to non-appealable binding arbitration. Such arbitration shall be conducted before a board of three arbitrators, with one member selected by the Executive, one member selected by the Employer, and the third member selected by the first two arbitrators. The party responsible for the payment of the costs of such arbitration (including any legal fees and expenses incurred by the Executive) shall be determined by the board of arbitrators. The board of arbitrators shall be bound by the rules of the American Arbitration Association in making its determination. The parties hereto agree that they and their heirs, personal representatives, successors, and assigns shall be bound by the decision of such board of arbitrators with respect to any controversy properly submitted to it for determination.

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(b)          Disputes Arising Under Sections 4 Through 8. The Executive recognizes that a violation by him of any provision of Sections 4 through 8, inclusive, of this Agreement may cause irreparable injury to the Corporation and the Bank, and that there may be no adequate remedy at law for such violation. Therefore, the Executive agrees that, in addition to any other remedies for its violation hereof available to the Bank, which shall include the recovery of all damages incurred, as well as reasonable attorney’s fees and other costs, the Bank shall have the right, in the event of the breach or threatened breach of any provision hereof by the Executive to obtain an injunction and/or temporary restraining order against such breach or threatened breach or specifically enforce this Agreement. The Bank’s rights and remedies specified in this Section 9(b) are in addition to and not in lieu of any rights available under applicable law and regulations, including, without limitation, those laws and regulations governing trade secrets and other proprietary information.

10.          Miscellaneous.

(a)          Withholding of Taxes. All compensation and benefits payable pursuant to this Agreement shall be subject to all applicable tax withholding requirements.

(b)          Compliance with Banking Laws. Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to, and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

(c)          Suspension of Employment by Regulators. In the event the Executive is temporarily prohibited from participating in the conduct of the affairs of the Corporation or the Bank pursuant to notice served by a regulatory agency having jurisdiction over the Corporation and the Bank, unless stayed by appropriate proceedings, then the Bank’s obligations under this Agreement shall be suspended and the Executive shall have no right to any payment of compensation, as of the date such notice is served on the Bank. If the charges specified in any such notice shall be dismissed, then the Bank shall (i) pay the Executive any compensation withheld from the Executive pursuant to the suspension of the Bank’s obligations as required by this Section 10(c) as soon as practicable following the completion of continued employment for 30 days following such dismissal and (ii) reinstate the obligations so suspended.

(d)          Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written and oral, between the parties with respect to its subject matter, is intended as a complete and exclusive statement of the terms of the agreement between the parties with respect thereto, and may be amended only by a writing signed by both parties hereto. The Bank and the Executive agree to execute any and all amendments to this Agreement permitted under applicable law that the Bank’s legal counsel determines to be necessary to ensure compliance with the distribution provisions of Section 409A of the Code or to otherwise ensure that this Agreement complies with Section 409A of the Code.

(e)          Nonwaiver. The failure of either party to insist upon strict adherence to any term of this Agreement on any occasion will not operate as a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in a writing signed by the party to be charged therewith.

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(f)          Assignment. The Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors and assigns and their representatives. This Agreement may not be assigned by either party without the consent of the other party, except that the Bank may assign all of its rights and delegate performance of all of its obligations hereunder in connection with a Change in Control.

(g)          Counterparts. This Agreement may be executed in two or more counterparts, each of which will be an original, but all of which together will constitute the same instrument.

(h)          Headings. The headings in this Agreement are for convenience of reference only and should not be given any effect in the interpretation of this Agreement.

(i)          Governing Law. This Agreement shall be governed in all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of Maryland, without regard to any provision that would result in the application of the laws of any other state or jurisdiction, except to the extent that Federal law shall be deemed to apply.

(j)          Interpretation. This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Code and any regulations and Treasury guidance promulgated thereunder. If the Bank determines in good faith that any provision of this Agreement would cause the Executive to incur an additional tax, penalty, or interest under Section 409A of the Code, then the Bank and the Executive shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code or causing the imposition of such additional tax, penalty, or interest under Section 409A of the Code. As used in this Agreement, the terms “termination of employment”, “resignation” and words of similar import mean, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A of the Code, the Executive’s “separation from service” as defined in Section 409A of the Code.

(k)          Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity and enforceability of the other provisions hereof.

(l)          Employer Policies, Plans and Programs. Except as expressly provided otherwise in this Agreement, whenever any rights under this Agreement depend on the terms of a policy, plan, or program established or maintained by the Employer Group, any determination of such rights will be made on the basis of the policy, plan, or program in effect at the time as of which such determination is made. No reference in this Agreement to any policy, plan, or program established or maintained by the Employer Group precludes any member of the Employer Group from prospectively or retroactively changing or amending or terminating that policy, plan, or program or adopting a new policy, plan, or program in lieu of the then existing policy, plan, or program.

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(m)          Survival of Terms. The provisions of Sections 2 through 7, inclusive, and Sections 9 and 10 of this Agreement shall survive the termination of the Executive’s employment hereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written above.

ATTEST:

Shore UNITED BANK

/s/ W. David Morse	By:	/s/ Frank E. Mason, III
W. David Morse, Secretary	Name: Frank E. Mason, III
Title: Chairman of the Board

WITNESS:	EXECUTIVE:

/s/ W. David Morse	/s/ Edward Allen
W. David Morse, Secretary	Edward Allen

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